Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-132936-14

CREDIT SUISSE
Buffered Accelerated Return Equity Securities (BARES) due March 9, 2011
Linked to the Performance of the Russell 2000 Index

Issuer:	Credit Suisse, acting through its Nassau Branch (Standard & Poor’s A+, Moody’s Aa1)†
CUSIP:	22546EGF5
Principal Amount:	USD TBD
Reference Index:	Reference Index	Initial Level	Weighting
	Russell 2000 Index	349.45	100%
Interest:	The securities will not pay interest.
Trade Date:	March 5, 2009
Issue Date:	March 10, 2009
Valuation Date:	March 4, 2011, subject to postponement if a market disruption event occurs on that date.
Maturity Date:	March 9, 2011, subject to postponement if a market disruption event exists on the Valuation Date.
Offering Price:	$1,000 per security (100%)
Initial Level:	The closing level of the Reference Index on March 5, 2009.
Final Level:	The closing level of the Reference Index on the Valuation Date.
Redemption Amount:

For each security, cash at maturity equal to the principal amount multiplied by the sum of 1 plus the index return, calculated as follows:

  If the Final Level is greater than or equal to the Initial Level, the index return will be calculated as follows, subject to a cap of 62%: 125% * [(Final Level – Initial Level)/ Initial Level]

  If the Final Level is less than the Initial Level by not more than 20%, the index return will be zero.

  If the Final Level is less than the Initial Level by more than 20%, the index return will be calculated as follows: [(Final Level – Initial Level)/ Initial] + 20%
  If the Final Level is less than the Initial Level by more than 20%, the Index Return will be negative and you will receive less than the principal amount of your securities at maturity. You could lose up to $800 per $1,000 principal amount.

Calculation Agent:	Credit Suisse International
Selling Commission:	0.10%
Form and Denomination:	Registered medium-term notes in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
Listing:	None.

March 5, 2009

†A credit rating is not a recommendation to buy, sell, or hold the securities, and may be subject to revision or withdrawal at any time by the assigning rating agency. Each credit rating should be evaluated independently of any other credit rating. Any rating assigned to securities issued by Credit Suisse, does not enhance, affect or address the likely performance of the securities other than the ability of the Issuer to meet its obligations.
Credit Suisse has filed a registration statement (including underlying supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read this communication together with the underlying supplement dated December 31, 2008, product supplement dated December 19, 2008, prospectus supplement dated March 24, 2008 and prospectus dated March 29, 2007 to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. You should, in particular, review the “Risk Factors” sections of the underlying supplement, product supplement and prospectus supplement, which set forth a number of risks related to the securities. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse will arrange to send you the underlying supplement, product supplement, prospectus supplement and prospectus if you so request by calling toll free 1-800-221-1037.